FORM 4
             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See instruction 1(b).

      Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding Company
Act of 1935 or Section 30(f) of the Investment Company Act of
1940

1.   Dahlberg            Richard             G.
     ------------------------------------------------------------
     (Last)             (First)             (Middle)

     2732 Greywood
     ------------------------------------------------------------
     (Street)

     Plano               Texas               75057
     ------------------------------------------------------------
     (City)              (State)             (Zip)

2.   Issuer Name and Ticker or Trading Symbol

     Optek Technology, Inc.
     ------------------------------------------------------------

3.   IRS or Social Security Number of Reporting Person
     (Voluntary)

     ------------------------------------------------------------

4.   Statement for Month/Year

     March 1999
     ------------------------------------------------------------

5.   If Amendment, Date of Original (Month/Year)

     ------------------------------------------------------------

6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

          Director                      10% Owner
     --                            ---

      X   Officer (give            ---  Other (specify
     --   title below)                  below)

     Senior Vice President - Director of Operations
     -----------------------------------------------------------

7.   Individual or Joint/Group Filing (Check Applicable Line)

     X    Form filed by One Reporting Person
     --
          Form filed by More than One Reporting Person
     --

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED
OF, OR BENEFICIALLY OWNED

1.   Title of Security:  Common Stock, par value $0.01 per share
                         ----------------------------------------

2.   Transaction Date (Month/Day/Year):
                                        -------------------------

3.   Transaction Code:   Code           V

                         ----------------------------------------

4.   Securities Acquired (A) or Disposed of (D):

          Amount              (A) or (D)     Price

     ------------------------------------------------------------

5.   Amount of Securities Beneficially Owned at End of Month:

     25,472
     ------------------------------------------------------------

6.   Ownership Form:  Direct (D) or Indirect (I):   D
                                                  ---------------

7.   Nature of Indirect Beneficial Ownership:
                                             -------------------

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
OR BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS,
CONVERTIBLE SECURITIES)

1.   Title of Derivative Security:  Stock Option
                                   ------------------------------

2.   Conversion or Exercise Price of Derivative Security:

     $6.05
     ------------------------------------------------------------

3.   Transaction Date (Month/Day/Year):  -
                                        ------------------------

4.   Transaction Code:   Code           V
                         -              -
                         ----------------------------------------

5.   Number of Derivative Securities Acquired (A) or Disposed of
     (D):                (A)                 (D)
                          -                  -
          -------------------------------------------------------

6.   Date Exercisable and Expiration Date (Month/Day/Year):

       Date Exercisable            Expiration Date

       Vested                      8/16/2005
     ------------------------------------------------------------

7.   Title and Amount of Underlying Securities:

          Title                    Amount or Number of Shares

          Common Stock             6,667
     ------------------------------------------------------------

8.   Price of Derivative Security:      -
                                   -----------------------------

9.   Number of derivative Securities Beneficially Owned at End of
     Month:    1
          -------------------------------------------------------

10.  Ownership Form of Derivative Security:  Direct (D) or
     Indirect (I):       D
                    ---------------------------------------------

11.  Nature of Indirect Beneficial Ownership:

     ------------------------------------------------------------

1(a) Title of Derivative Security:  Stock Option
                                   ------------------------------

2(a) Conversion or Exercise Price of Derivative Security:

     $11.969
     ------------------------------------------------------------

3(a) Transaction Date (Month/Day/Year):  -
                                        ------------------------



4(a) Transaction Code:   Code           V
                         -              -

                         ----------------------------------------

5(a) Number of Derivative Securities Acquired (A) or Disposed of
     (D):                (A)                 (D)
                          -                  -
          -------------------------------------------------------

6(a) Date Exercisable and Expiration Date (Month/Day/Year):

       Date Exercisable            Expiration Date

       Vested                      3/19/2006
     ------------------------------------------------------------

7(a) Title and Amount of Underlying Securities:

          Title                    Amount or Number of Shares

          Common Stock             5,334
     ------------------------------------------------------------

8(a) Price of Derivative Security:      -
                                   -----------------------------

9(a) Number of derivative Securities Beneficially Owned at End of
     Month:    1
          -------------------------------------------------------

10(a) Ownership Form of Derivative Security:  Direct (D) or
      Indirect (I):       D
                    ---------------------------------------------

11(a) Nature of Indirect Beneficial Ownership:

     ------------------------------------------------------------

1(b) Title of Derivative Security:  Stock Option
                                   ------------------------------

2(b) Conversion or Exercise Price of Derivative Security:

     $10.12
     ------------------------------------------------------------

3(b) Transaction Date (Month/Day/Year):  -
                                        ------------------------

4(b) Transaction Code:   Code           V
                         -              -
                         ----------------------------------------


5(b) Number of Derivative Securities Acquired (A) or Disposed of
     (D):                (A)                 (D)
                          -                  -
          -------------------------------------------------------

6(b) Date Exercisable and Expiration Date (Month/Day/Year):

       Date Exercisable            Expiration Date

       (1)                         1/18/2007
     ------------------------------------------------------------

7(b) Title and Amount of Underlying Securities:

          Title                    Amount or Number of Shares

          Common Stock             5,334
     ------------------------------------------------------------

8(b) Price of Derivative Security:      -
                                   -----------------------------

9(b) Number of derivative Securities Beneficially Owned at End of
     Month:    1
          -------------------------------------------------------

10(b) Ownership Form of Derivative Security:  Direct (D) or
      Indirect (I):       D
                    ---------------------------------------------

11(b) Nature of Indirect Beneficial Ownership:

     ------------------------------------------------------------

1(c) Title of Derivative Security:  Stock Option
                                   ------------------------------

2(c) Conversion or Exercise Price of Derivative Security:

     $27.0625
     ------------------------------------------------------------

3(c) Transaction Date (Month/Day/Year):  -
                                        ------------------------

4(c) Transaction Code:   Code           V
                           -            -
                         ----------------------------------------

5(c) Number of Derivative Securities Acquired (A) or Disposed of
     (D):                (A)                 (D)
                          -                  -
          -------------------------------------------------------

6(c) Date Exercisable and Expiration Date (Month/Day/Year):

       Date Exercisable            Expiration Date

       (2)                         3/16/2008
     ------------------------------------------------------------

7(c) Title and Amount of Underlying Securities:

          Title                    Amount or Number of Shares

          Common Stock             10,000
     ------------------------------------------------------------

8(c) Price of Derivative Security:      -
                                   -----------------------------

9(c) Number of derivative Securities Beneficially Owned at End of
     Month:    1
          -------------------------------------------------------

10(c) Ownership Form of Derivative Security:  Direct (D) or
      Indirect (I):       D
                    ---------------------------------------------

11(c) Nature of Indirect Beneficial Ownership:

     ------------------------------------------------------------
1(d) Title of Derivative Security:  Stock Option
                                   ------------------------------

2(d) Conversion or Exercise Price of Derivative Security:

     $15.625
     ------------------------------------------------------------

3(d) Transaction Date (Month/Day/Year):  3/16/99
                                        ------------------------

4(d) Transaction Code:   Code           V
                           A            -
                         ----------------------------------------

5(d) Number of Derivative Securities Acquired (A) or Disposed of
     (D):                (A)                 (D)
                          1                  -
          -------------------------------------------------------

6(d) Date Exercisable and Expiration Date (Month/Day/Year):

       Date Exercisable            Expiration Date

       (3)                         3/15/2009
     ------------------------------------------------------------

7(d) Title and Amount of Underlying Securities:

          Title                    Amount or Number of Shares

          Common Stock             10,000
     ------------------------------------------------------------

8(d) Price of Derivative Security:      -
                                   -----------------------------

9(d) Number of derivative Securities Beneficially Owned at End of
     Month:    1
          -------------------------------------------------------

10(d) Ownership Form of Derivative Security:  Direct (D) or
      Indirect (I):       D
                    ---------------------------------------------

11(d) Nature of Indirect Beneficial Ownership:

     ------------------------------------------------------------

Explanation of Responses:

(1) Options to vest in increments of 2,667 as of January 18, 1999 and 2000.
(2) Options to vest in increments of 33 1/3% as of March 17, 1999, 2000 and 2001.
(3) Options to vest in increments of 33 1/3% as of March 16, 2000, 2001 and 2002.


                              /s/ Richard Dahlberg
                              -----------------------------------
                              Signature of Reporting Person

                              March 31, 1999
                              -----------------------------------
                              Date